FOR IMMEDIATE RELEASE

MacKenzie Patterson Fuller, LP announces extension of tender offer for Realmark Property Investors Limited Partnerships II, V, and VI-A

Moraga, Calif. (Market Wire)—June 2, 2008-- MPF Badger Acquisition Co., LLC; SCM Special Fund, LLC; MPF Flagship Fund 12, LLC; MPF Dewaay Premier Fund 4, LLC; MPF Senior Note Program II, LP; Sutter Opportunity Fund 4, LLC; MPF DeWaay Premier Fund, LLC; MPF Acquisition Co., LLC; MacKenzie Patterson Special Fund 6, LLC; MacKenzie Patterson Special Fund 6-A, LLC; and MPF Special Fund 8, LLC; and MacKenzie Patterson Fuller, LP (the “Purchasers”) have extended the expiration date of their tender offer for Units of limited partnership interest (the “Units”)  in Realmark Property Investors Limited Partnerships II, V, and VI-A (the “Partnerships”).  The expiration date has been extended through July 4, 2008.

As of the date hereof, no Units of the Partnerships have been tendered by securities holders because the Partnerships have refused to mail the tender offer materials in accordance with Rule 14d-5.  We hired legal counsel to demand that the Partnerships comply, and we believe they now will mail the materials.

For further information, contact Christine Simpson at the below telephone number.

MacKenzie Patterson Fuller, LP
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 925-631-9100